EXHIBIT 5

[LETTERHEAD OF DLA PIPER RUDNICK GRAY CARY US LLP]
2000 University Avenue, East Palo Alto, CA 94303-2248

Phone: 650-833-2000	Fax: 650-833-2001	www.dlapiper.com

June 8, 2005

Trident Microsystems, Inc.
1090 East Arques Avenue
Sunnyvale, CA 94085

Ladies and Gentlemen:

As legal counsel for Trident Microsystems, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,933,900 shares of the Common Stock, $0.001 par value, of the Company (the “Shares”) which may be issued pursuant to the exercise of employee warrants granted under the Trident Technologies Inc. Regulations Governing Issuance and Subscription of the Employee Option, 2003 and assumed by the Company (the “Assumed Warrants”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the Shares which may be issued pursuant to the Assumed Warrants are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Agreement to Assume Employee Warrants dated March 31, 2005, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP